Exhibit 99.2

CVR Refining, LP

Preliminary Operating and Financial Results for the Year Ended December 31, 2012

Based on preliminary operating results for the year ended December 31, 2012, CVR Refining, LP’s (the “Refining Partnership”) net sales are expected to be between $8.2 billion and $8.3 billion and Adjusted EBITDA is expected to be approximately $1.2 billion, compared to net sales of $4.8 billion and Adjusted EBITDA of $577 million for the year ended December 31, 2011.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the Refining Partnership for the periods indicated below (in millions):

	December 31,	December 31, 2012 Estimated
	2011	Low	High
		(unaudited)
Net income	$480	$585	$604
Interest expense, net	53	78	75
Depreciation and amortization	70	110	106

EBITDA	$603	$773	$785
FIFO impact (favorable) unfavorable	(26)	59	57
Unrealized (gain)/loss on derivatives	(85)	149	147
Share-based compensation	9	20	18
Loss on disposal of fixed asset	3	—	—
Loss on extinguishment of debt	2	38	37
Major scheduled turnaround	66	125	123
Expenses related to acquisition	5	11	11

Adjusted EBITDA	$577	$1,175	$1,178

The Refining Partnership expects to report total crude oil throughput for the year ended December 31, 2012 of approximately 169,400 bpd comprised of approximately 114,800 bpd for the Coffeyville refinery and approximately 54,600 bpd for the Wynnewood refinery. This compares to total crude oil throughput of 100,600 bpd for the Coffeyville refinery and 61,800 bpd for the Wynnewood refinery during the year ended December 31, 2011. CVR acquired the Wynnewood refinery on December 15, 2011. The total crude oil throughput during 2011 and 2012 were impacted by the turnaround of the Coffeyville refinery in the fourth quarter of 2011 and first quarter of 2012 and the turnaround of the Wynnewood refinery in the fourth quarter of 2012. The downtime associated with the Wynnewood turnaround, which was completed in December 2012 at a cost of approximately $102 million, significantly impacted the Refining Partnership’s results of operations in the fourth quarter of 2012.

In connection with the initial public offering of the Refining Partnership’s common units that was completed on January 16, 2013, the Refining Partnership projected net sales of $7.8 billion, operating income of $845 million, net income of $807 million and Adjusted EBITDA of $900 million in the year ended December 31, 2013. This forecast was based on numerous assumptions, including assumptions relating to total crude oil throughput and refining margins. The forecasted NYMEX 2:1:1 crack spread has widened since the time of the Refining Partnership’s initial public offering. Management of the Refining Partnership continues to believe that its estimates are reasonable and that the Refining Partnership will meet or exceed its forecasted financial results. However, the assumptions and estimates underlying the forecasted financial results are inherently uncertain and are subject to change as a result of a variety of factors.

The results presented above have been prepared by the Refining Partnership, and are the responsibility of its management. These amounts reflect the current best estimates as of the date of hereof and may be revised as a result of further review of the results and in connection with the audit of our consolidated financial statements. During the course of the preparation of the consolidated financial statements and related notes, additional items that would require material adjustments to be made may be identified. Neither the Refining Partnership’s accountants nor any other independent accountants have compiled, examined or performed any procedures with respect to these estimated results, nor have they expressed any opinion thereon.